AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement (the “Amendment”) is made and entered into as of March 4, 2024 by and between The Select Sector SPDR Trust (the “Trust”) and State Street Bank and Trust Company (the “Bank”).

WITNESSETH:

WHEREAS, the parties entered into that certain Transfer Agency and Service Agreement dated as of December 1, 1998, as amended (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions of the Agreement to reflect operational changes being made in the processing of redemption transactions by the Trust, its Distributor, and the Bank.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

I.	Section 1.2(a) of the Agreement is amended by revising subsection (iii) to read as follows:

“(iii) Receive from the Distributor redemption orders from Authorized Participants for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor; deliver the appropriate documentation thereof to the authorized custodian of the Trust (the “Custodian”); transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable; and pursuant to such orders redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder;”

II.	New Section 20 is added to the Agreement as set forth below:

“20. Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to the Bank, to:

State Street Bank and Trust Company

Transfer Agency

John Adams Building

1776 Heritage Drive

Quincy MA 02171

(b)	If to the Trust, to:

The Select Sector SPDR Trust

c/o State Street Global Advisors

1 Iron Street

Boston, MA 02110

III.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IV.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted forms.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

THE SELECT SECTOR SPDR TRUST

By:	/s/ Ann Carpenter
Name:	Ann Carpenter
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill
James Hill
Managing Director